                                                                   EXHIBIT 10.27


                             EMPLOYMENT AGREEMENT
                             --------------------

     This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this 21st day of January, 2000, by and between PROLONG INTERNATIONAL CORPORATION, a Nevada corporation, PROLONG SUPER LUBRICANTS, INC., a Nevada corporation, (collectively referred to as the "Company"), and ELTON ALDERMAN, an individual (the "Executive").

                                 R E C I T A L
                                 - - - - - - -

     The Company desires to employ Executive in the capacity hereinafter stated, and the Executive desires to enter into the employ of the Company in that capacity for the period and pursuant to the terms and conditions set forth herein.

                               A G R E E M E N T
                               - - - - - - - - -

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company, and the Executive, intending to be legally bound, hereby agree as follows:

     1. Employment. The Company hereby employs the Executive as Chief Executive Officer of the Company, reporting directly to the Company's Board of Directors, and the Executive accepts such employment and agrees to devote substantially all his business time and efforts and skills diligently and on such basis as shall be assigned to him by the Company as provided herein in performing his duties hereunder for the benefit of the Company.

     2. Term. The initial term of the Executive's employment hereunder shall be for a period of five (5) years, commencing on the date of this Agreement, and shall continue until the fifth anniversary of this Agreement (the "Initial Term"); provided, however, that Executive's employment is subject to earlier termination as hereafter specified. This Agreement shall be renewed automatically for successive five-year periods following the Initial Term unless either party gives written notice to the other party of non-renewal at least 180 days in advance of any successive five-year anniversary of the Initial Term. During the term of this Agreement, the Company hereby agrees to use its best efforts to nominate the Executive as a member of its Board of Directors.

     3.   Position and Duties.

          3.1 Service with the Company. During the term of this Agreement, the Executive agrees to perform such duties and on such basis as shall be assigned to him from time to time by the Company's Board of Directors; such duties, however, to be commensurate with the Executive's position as Chief Executive Officer of the Company.

          3.2 No Conflicting Duties. During the term of this Agreement, the Executive agrees to devote substantially all of his productive time, ability and attention to the above duties and obligations. The Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement , and agrees that during the term of this Agreement he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

     4.   Compensation.

          4.1 Base Salary. As compensation for all services to be rendered by the Executive under this Agreement, the Company shall pay to the Executive a base annual salary of One Hundred Eighty Thousand Dollars ($180,000) ("Base Salary"), which shall be paid on a regular basis in accordance with the Company's normal payroll procedures and policies. The amount of the Base Salary shall be reviewed annually by the Board of Directors (or the Compensation Committee) on or before February 15 of each year, which shall determine, in its sole discretion, the amount of the increase in Executive's Base Salary, such determination to be made on the basis of an evaluation of Executive's performance, the performance of the Company and such other factors as the Board of Directors (or the Compensation Committee) shall deem appropriate; provided,
                                                                     --------
however, that in no event shall the amount of the increase be less than ten
-------
percent (10%) of Executive's then-current Base Salary.

          4.2 Stock Options. Concurrently with the entering into this Agreement by the Company and the Executive, the Executive shall be granted incentive stock options to purchase 60,000 shares of the Common Stock of the Company at an exercise price equal to one hundred ten percent (110%) of the Fair Market Value (as such term is defined in the Company's 1997 Stock Incentive Plan (the "Plan")) on the date hereof (collectively, the "Options"). The terms of the Options, which shall be governed by the Company's Plan and the stock option agreement issued in connection therewith, shall provide for automatic acceleration upon a Change in Control (as defined in the Plan) and shall be substantially in accordance with the terms contained in the form of option agreement attached hereto as Exhibit A (the "Option Agreement").
                             ---------

          4.3 Incentive Compensation Plans. In addition to the foregoing, Executive shall become eligible to participate in any management incentive compensation plans approved by the Company's Board of Directors, such participation to be on terms comparable to those afforded to other key executive employees with the Company. All amounts to which Executive may be entitled under any incentive compensation plans approved by the Board of Directors, including without limitation, any stock option or purchase plan, and any bonus plan, adopted by the Company (collectively the "Incentive Bonus") shall be subject to the provisions of Section 5.4 below with respect to the effect of any termination of employment on compensation of the Executive and to the provisions, rules and regulations of any such plan. In addition, any such plan, if adopted, may provide for deferral of the receipt of any Incentive Bonus that is awarded and may require Executive to remain in the Company's employ for a specified period or periods of time as a condition to receipt of any such Incentive Bonus.

          4.4 Participation in Benefit Plans. Executive shall be entitled to participate in all employee benefit plans or programs (including vacation time, sick leave and holidays) generally available to employees of the Company, to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible to participate therein. The Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations thereof that are generally applicable to all participants therein, provided, however, that all stock options and/or restricted stock
         --------  -------
granted to Executive shall be subject to acceleration as set forth in Section
5.5 below. With respect to vacations, Executive will be entitled to four (4) weeks of fully-vested vacation on the date hereof and on each anniversary of the date hereof, Executive shall be entitled to an additional four (4) weeks of fully-vested vacation.

          4.5 Expenses, Automobile Allowance. In accordance with the Company's policies established from time to time, the Company will pay or reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, and shall provide Executive with an automobile allowance of One Thousand Dollars ($1,000) per month, as adjusted from time to time at the sole discretion of the Board of Directors.

          4.6 Cash Bonus on Sale of Company. In the event that during the term of this Agreement a "Change in Control" (as defined in Section 5.3 below) shall have occurred in a transaction in which the Company's Common Stock shall have been acquired by a third party for at least $6.00 per share, the Executive shall receive a cash bonus in an amount equal to two (2) times his then-current Base Salary; provided, however, that in the event that the per share price in such
        --------  -------
Change in Control equals or exceeds $7.50, the Executive shall receive a cash bonus in an amount equal to three (3) times his then-current Base Salary. Payment of the cash bonus set forth in this Section 4.6 shall be made by the Company at the closing of the transaction constituting a Change in Control.

     5.   Termination.

          5.1 Termination by the Company for Cause. Any of the following acts or omissions shall constitute grounds for the Company to terminate the Executive's employment pursuant to this Agreement for "cause":

               (a) The continued, unreasonable refusal or omission by the Executive to perform any material duties required of him by this Agreement or as reasonably requested by the Board of Directors of the Company if consistent with the terms of this Agreement;

               (b) Any material act or omission by the Executive involving gross negligence or willful misconduct in the performance of the Executive's duties to, or material deviation from any of the policies or directives of, the Company;

               (c) Conduct on the part of the Executive which constitutes the breach of any statutory or common law duty of loyalty to the Company; or

               (d) Any illegal act by the Executive which materially and adversely affects the business of the Company or any felony committed by Executive, as evidenced by conviction thereof, provided that the Company may suspend the Executive with pay while any allegation of such illegal or felonious act is investigated.

     Termination by the Company for cause shall be accomplished by written notice to the Executive and shall be preceded by a written notice providing a reasonable opportunity for the Executive to correct his conduct. Any such termination shall be without prejudice to any other remedy to which the Company may be entitled either at law, in equity, or under this Agreement.

          5.2 Termination for Death or Disability. In addition to termination for cause pursuant to Section 5.1 above, the Executive's employment pursuant to this Agreement shall be immediately terminated without notice by the Company (i) upon the death of the Executive or (ii) upon the Executive becoming totally disabled. For purposes of this Agreement, the term "totally disabled" means an inability of Executive, due to a physical or mental illness, injury or impairment, to perform a substantial portion of his duties for a period of one hundred eighty (180) or more consecutive days, as determined by the Company's Board of Directors following such one hundred eighty (180) day period.

          5.3 Termination for Good Reason. Executive's employment pursuant to this Agreement may be terminated by the Executive for "good reason" if the Executive voluntarily terminates his employment as a result of any of the following:

               (a) Without the Executive's prior written consent, a reduction in his then current Base Salary;

               (b) The taking of any action by the Company that would substantially diminish the aggregate value of the benefits provided the Executive under the Executive's medical, health, accident, disability insurance, life insurance, thrift and retirement plans in which he was participating on the date of this Agreement, if any, other than any such reduction which is (i) required by law, (ii) implemented in connection with a general concessionary arrangement affecting all employees or affecting the group of employees (senior management) of which the Executive is a member or (iii) generally applicable to all beneficiaries of such plans;

               (c) Without Executive's prior written consent, a relocation of the Executive's place of employment outside of Orange County, California;

               (d) Resignation as a result of unlawful discrimination, as evidenced by a final court order;

               (e) A reduction in duties and responsibilities which results in the Executive no longer having duties customary for a Chief Executive Officer;

               (f) The Company materially breaches any provision of this Agreement and such breach continues uncorrected for a period of thirty (30) days after written notice of the occurrence thereof from Executive to the Board of Directors; or

               (g) A Change of Control shall have occurred.

          A "Change in Control" shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same proportionate ownership of at least 80% of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, (ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange
Act) of 20% or more of the Company's outstanding shares of Common Stock (other than any such person who had record or beneficial ownership of at least 20% of the Company's outstanding shares of Common Stock on the date hereof), or (iv) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of the two year period constituted the entire Board of Directors do not for any reason constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

          5.4 Payments Upon Removal or Termination. If during the term of this Agreement, the Company terminates the Executive's service, except as provided in Sections 2, 5.1 or 5.2 hereof, or the Executive resigns for one of the reasons stated in Section 5.3 above, Executive shall be entitled to the following compensation: (i) the portion of his then current Base Salary which has accrued through his date of termination, (ii) any vested Incentive Bonus to which Executive is entitled as of the date of termination pursuant to any bonus or incentive compensation plan in which he is then participating, provided the payment thereof is not contingent or conditional on Executive's continued employment with the Company or the satisfaction of any other condition which has not been satisfied, (iii) any payments for unused vacation and reimbursement expenses, which are due, accrued or payable at the date of Executive's termination, and (iv) a severance payment in an amount (the "Severance Amount") equal to the result obtained by multiplying his then current monthly Base Salary by thirty-six (36) months (the "Severance Period"). For a period of twelve (12) months immediately succeeding the date of the termination, the Company shall further provide Executive with health and disability insurance as otherwise provided in this Agreement. All payments required to be made by the Company to the Executive pursuant to this Section 5.4 shall be paid on a regular basis in accordance with the Company's normal payroll procedures and policies; provided,
                                                                      --------
however, that fifty percent (50%) of the Severance Amount shall be paid to
-------
Executive in one lump sum within fifteen (15) days of termination or resignation, as applicable, and the balance of the Severance Amount shall be paid in equal installments over a twelve-month period immediately succeeding the date of termination consistent with the Company's normal payroll procedures and policies. As used in this Agreement, the term "monthly Base Salary" shall refer to an amount equal to one-twelfth (1/12) of Executive's then current annual Base Salary. If the Company terminates the Executive's employment pursuant to Sections 2, 5.1 or 5.2, or if Executive voluntarily resigns (except as provided in Section 5.3), then Executive shall be entitled to the compensation set forth in items (i), (ii) and (iii) above. To the extent that any or all of the payments and benefits provided for in this Agreement (including the benefits set forth in Section 5.5 below) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and, but for this sentence, would be subject to the excise tax imposed by
Section 4999 of the Code, the aggregate amount of such payments and benefits shall be reduced such that the present value thereof (as determined under the Code and applicable regulations) is equal to 2.99 times Executive's Base Amount (as such term is defined in Section 280G of the Code). The determination of any reduction of any payments or benefits under this Section 5.4 pursuant to the foregoing provision shall be made by a nationally recognized public accounting firm chosen by the Company in good faith, and such determination shall be conclusive and binding on the Company and the Executive.

          5.5 Acceleration of Vesting. If during the term of this Agreement, the Company terminates the Executive's service, except as provided in Sections 2, 5.1 or 5.2 hereof, or the Executive resigns for one of the reasons stated in
Section 5.3, all of Executive's stock options and/or restricted stock shall be immediately vested so that all stock options shall be fully exercisable, and all restricted stock shall be no longer be subject to repurchase. Additionally, all vested stock options and/or restricted stock shall be exercisable for a period of one (1) year following the date of termination of the Executive's employment or consulting relationship with the Company; provided, however, that in the event that Executive's service is terminated in connection with a Change in Control, all vested stock options and/or restricted stock shall be exercisable for a period of two (2) years following the consummation of such Change in Control. The foregoing supersedes any contradictory provision of any plan or arrangement under which such stock options are granted, and/or such restricted stock is issued.

          5.6 Release from Personal Guaranties. If during the term of this Agreement, the Company terminates Executive's service or Executive resigns, the Company shall use its commercially reasonable best efforts to, within ten (10) calendar days after the date of such termination or resignation, effect the release of Executive from any and all personal guaranties entered into for the benefit of the Company.

     6. Confidential Information. Executive will hold in strict confidence and not disclose to any person or entity without the express prior authorization of the Company, any confidential information of the Company or its affiliates, including, without limitations, financial, manufacturing or marketing data (including, without limitation, financial statements of the Company), technique, process, formula, developmental or experimental work, work in progress, business methods, trade secrets (including, without limitation, any customer list or lists of customer sources), marketing techniques or plans, or any other secret or confidential information relating to the products, services, customers, sales or business affairs of the Company or its Affiliates. Executive agrees that he will not make use of any of the above at any time for a period of three (3) years after termination of his employment. Upon termination of employment, Executive shall deliver to the Company all documents, records, work papers and all similar repositories containing any information concerning the Company or any Affiliate, whether prepared by Executive, the Company or anyone else. Executive may keep his daily notebook. The foregoing restrictions shall not apply to (i) information which is or becomes, other than as a result of a breach of this Agreement, generally available to the public or (ii) the disclosure of information required pursuant to a subpoena or other legal process; provided that the Executive shall notify the Company, in writing, of the receipt of any such subpoena or other legal process requiring such disclosure immediately after receipt thereof and the Company shall have a reasonable opportunity to quash such subpoena or other legal process prior to any disclosure by the Executive.

     7. Proprietary Rights. All work performed by Executive and all materials and products developed or prepared for the Company by Executive pursuant to this Agreement are the property of the Company, and all title and interest therein shall vest in the Company and shall be deemed to be a work made for hire in the course of the services rendered hereunder. Executive shall also execute any employee proprietary rights or invention assignment agreement reasonably requested by the Company.

     8. Indemnification of Executive for Personal Guaranties. Executive has given and may continue to provide personal guaranties in connection with certain of the Company's obligations and financial arrangements. As incentive for Executive to enter into this Agreement, the Company hereby agrees to indemnify and hold Executive harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suites, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for Executive in connection with any proceeding), which may be imposed on, incurred by, or asserted against, Executive in any manner relating to or arising out of any of such personal guaranties. The provisions of this Section 8 shall survive the termination of this Agreement until the termination, expiration or release of Executive from all personal guaranties entered into for the benefit of the Company.

     9. Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of the Executive, assign its rights and obligations under this Agreement to an Affiliate or to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets; provided, however, that such assuming party
                                 --------  -------
agrees to be bound by all of the terms and conditions of this Agreement. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this
Section 9.

     10. Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

     11. Injunctive Relief. The Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including, without limitation, the provisions of Sections 6 and
7. Accordingly, the Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement, to the extent that such relief is provided by law for such violation. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

     12. Arbitration. Except as provided in Section 11, all disputes between the parties hereto shall be determined solely and exclusively by arbitration under, and in accordance with the rules then in effect of, the American Arbitration Association, or any successors thereto ("AAA"), in Orange County, California, unless the parties otherwise agree in writing. The parties shall jointly select an arbitrator. In the event the parties fail to agree upon an arbitrator within ten (10) days, then the Company shall select an arbitrator and Executive shall select an arbitrator and such arbitrators shall then select a third arbitrator to serve as the sole arbitrator, provided that if either the Company or Executive, in such event, fails to select an arbitrator within seven
(7) days, such arbitrator shall be selected by the AAA upon application of either the Company or Executive. Judgment upon the award of the agreed upon arbitrator or the so chosen third arbitrator, as the case may be, shall be binding and shall be entered into by a court of competent jurisdiction.

     13. Opportunity to Engage Legal Counsel. The Executive acknowledges that it is aware that it is entitled to consult independent legal counsel and/or other advisors in connection with the negotiation or execution of this Agreement, and represents and warrants to the Company and to Stradling Yocca Carlson & Rauth, a professional corporation, that it has had full and adequate opportunity to do so, and has either done so or has freely and knowingly relinquished such right, and has the capacity and experience to understand this Agreement, and fully understands all of the terms of this Agreement. The parties acknowledge that Stradling Yocca Carlson & Rauth, which assisted in the drafting of this Agreement, represents only the Company, and is not advising or representing the Executive concerning the effects of this Agreement upon its individual interests or otherwise, and in drafting has made no effort to balance or mutually satisfy these interests. The Executive and the Company also acknowledge that this Agreement creates circumstances in which each of the parties has opposing individual interests.

     14.  Miscellaneous.

          14.1 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California.

          14.2 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

          14.3 Notices. All notices, requests, demands and other communications (collectively, "Notices") given or made pursuant to this Agreement shall be in writing and sent by mail, courier, personal delivery or facsimile, to the following addresses:

               (a)  If to the Company, to:

                         Prolong International Corporation
                         6 Thomas
                         Irvine, California  92618
                         Attn:  President

               (b)  If to Executive, to:

                         Elton Alderman
                         6 Thomas
                         Irvine, California  92618

          14.4 Withholding Taxes. The Company may withhold from any salary and benefits payable under this Agreement all federal, state, city or other taxes or amounts as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

          14.5 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

          14.6 No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

          14.7 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

          14.8 Definition. As used in this Agreement, the term "Affiliate" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company.

          14.9 Section Headings. The section headings used in this Agreement are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          14.10 Attorneys' Fees. If either party sues the other to enforce any of the terms of this Agreement, the prevailing party shall, in addition to all other damages, be entitled to recover its costs and reasonable attorneys' fees.

          14.11 Counterpart Execution. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year set forth above.

                                "Company"

                                PROLONG INTERNATIONAL CORPORATION, a Nevada corporation

                                By: /s/ Thomas C. Billstein
                                    --------------------------------------
                                Its: Director, Vice President & Secretary
                                     -------------------------------------

                                PROLONG SUPER LUBRICANTS, INC., a Nevada corporation

                                By: /s/ Thomas C. Billstein
                                    --------------------------------------
                                Its: Director, Vice President & Secretary
                                     -------------------------------------

                                "Executive"

                                /s/ Elton Alderman
                                ------------------------------------------
                                    Elton Alderman

                                   Exhibit A
                                   ---------

                        Form of Stock Option Agreement